                                                                    EXHIBIT 99.1

             KOMAG ANNOUNCES SIGNING OF RESTRUCTURED LOAN AGREEMENT

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., June 1, 2000 /PRNewswire/ -- Komag, Incorporated (Nasdaq:
KMAG), a technical leader in the disk drive component industry, today announced that the company and its senior lenders signed a definitive Loan Restructure Agreement ("Agreement") that supersedes and replaces the four senior credit facilities between the company and its senior lenders. Under the prior credit facilities the company was in technical default since June 1998. By entering into this new Agreement the company is no longer in default. Also, pursuant to the Agreement, certain lenders elected to exchange their notes for new subordinated convertible notes.

ABOUT KOMAG

Founded in 1983, Komag, Incorporated has produced over 450 million thin-film disks, the primary storage medium for digital data used in computer disk drives. The company is well positioned as the broad-based strategic supplier of choice for the industry leading disk drive manufacturers. Through its advanced development facilities in the United States and high volume production factories in Southeast Asia, Komag provides high quality, leading-edge disk products at a low overall cost to its customers. These attributes enable Komag to partner with customers in the execution of their time-to-market design and time-to-volume manufacturing strategies.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.

Contact:       KOMAG, INCORPORATED, San Jose, CA
               Ted Siegler at (408) 576-2209
               E-mail communications: ir_web@komag.com